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                                                                    Exhibit 11.1

                       AFFILIATED COMPUTER SERVICES, INC.
         Computation of Earnings per Common and Common Equivalent Share
                    (in thousands except per share amounts)



                                                   Three Months Ended               Nine Months Ended
                                                        March 31,                       March 31,
                                                --------------------------     ------------------------
                                                   1996           1995            1996           1995
                                                ----------     -----------     ----------     ---------
NET INCOME                                          $5,735          $4,459        $16,468       $12,528
                                                ==========     ===========     ==========     =========



PRIMARY

Weighted average number of shares
    outstanding                                     13,623          12,816         13,492        11,943

Additional weighted average shares from
    assumed exercise of dilutive stock
    options and warrants, net of shares
    assumed to be repurchased with
    exercise proceeds                                  377             428            357           638

Additional weighted average shares from
    assumed issuance of shares issuable
    from acquisition                                -                   52         -                 17
                                                ----------     -----------     ----------     ---------

                                                    14,000          13,296         13,849        12,598
                                                ==========     ===========     ==========     =========


Earnings Per Share                                   $0.41           $0.34          $1.19         $0.99
                                                ==========     ===========     ==========     =========

FULLY DILUTED

Weighted average number of shares
    outstanding                                     13,623          12,816         13,492        11,943

Additional weighted average shares from
    assumed exercise of dilutive stock options
    and warrants, net of shares assumed to be
    repurchased with exercise proceeds                 428             496            464           731

Additional weighted average shares from
    assumed issuance of shares issuable
    from acquisition                                -                   52         -                 17

Additional weighted average shares from
    assumed conversion of preferred stock               26              38             26            38
                                                ----------     -----------     ----------     ---------

                                                    14,077          13,402         13,982        12,729
                                                ==========     ===========     ==========     =========


Earnings Per Share (fully diluted):                  $0.41           $0.33          $1.18         $0.98
                                                ==========     ===========     ==========     =========